F&G Annuities & Life Reports Fourth Quarter and Full Year 2024 Results Des Moines, Iowa – (February 20, 2025) – F&G Annuities & Life, Inc. (NYSE: FG) (F&G or the Company) a leading provider of insurance solutions serving retail annuity and life customers and institutional clients, today reported financial results for the fourth quarter and twelve months (full year) ended December 31, 2024. Net earnings attributable to common shareholders for the fourth quarter were $323 million, or $2.50 per diluted share (per share), compared to a net loss of $299 million, or $2.41 per share, for the fourth quarter of 2023. Full year net earnings attributable to common shareholders of $622 million, or $4.88 per share, compared to a net loss of $58 million, or $0.47 per share, for the year ended December 31, 2023. Net earnings or losses attributable to common shareholders include mark-to-market effects and non-recurring items; all of which are excluded from adjusted net earnings attributable to common shareholders. Adjusted net earnings attributable to common shareholders (adjusted net earnings) for the fourth quarter were $143 million, or $1.12 per share, compared to $75 million, or $0.60 per share, for the fourth quarter of 2023. Full year adjusted net earnings of $546 million, or $4.30 per share, compared to $335 million, or $2.68 per share, for the year ended December 31, 2023. • F&G’s adjusted net earnings per share include alternative investment returns below our long-term expectations of $0.25 and $1.11 for the fourth quarter and full year 2024, respectively, as compared to $0.30 and $1.22 for the fourth quarter and full year 2023, respectively. In addition, F&G’s adjusted net earnings include significant income items of $0.17 and $0.26 for the fourth quarter and full year 2024, respectively, as compared to significant expense items of $0.15 and $0.41 for the fourth quarter and full year 2023, respectively • Please see the “Fourth Quarter 2024 Results”, “Full Year 2024 Results” and “Non-GAAP Measures and Other Information” sections for further explanation Company Highlights • Record full year sales growth across multi-channel platform: Gross sales of $15.3 billion for the full year, a 16% increase over full year 2023, driven by record retail and pension risk transfer sales. This included $3.5 billion for the fourth quarter, a 15% decrease from the near record fourth quarter of 2023 • Record assets under management (AUM) with strong investment returns: F&G achieved record AUM before flow reinsurance of $65.3 billion at the end of the fourth quarter, an increase of 17% over the fourth quarter of 2023. The investment portfolio is performing well, as expected • Strong and expanding adjusted return on assets (ROA), excluding significant items: Demonstrated ROA expansion to 127 basis points for full year 2024, as compared to 117 basis points for full year 2023 • Growing adjusted return on equity (ROE), excluding AOCI and significant items: Significant ROE excluding AOCI expansion to over 12% for full year 2024, as compared to 10% for full year 2023 • Solid balance sheet supports both organic growth and return of capital to shareholders: F&G returned $32 million and $125 million of capital to shareholders from common and preferred dividends in the fourth quarter and full year 2024, respectively • Strong solvency: Estimated risk-based capital (RBC) ratio for our primary operating subsidiary of over 410% as of December 31, 2024, above our 400% target Chris Blunt, Chief Executive Officer, commented, “We reported record gross sales of $15.3 billion for the full year 2024, a 16% increase over 2023. Notably, gross sales have more than tripled since 2020. During 2024, we achieved record full year retail channel and pension risk transfer sales due to favorable market conditions and secular demand for our products that is poised to persist. Lastly, we continue to execute our capital light, strategic initiatives through utilizing flow reinsurance and growing our owned distribution business which, taken together, offer F&G a higher return earnings stream. We enter 2025 with strong momentum and I am excited with the opportunities to further grow AUM before flow reinsurance and adjusted net earnings."

Summary Financial Results[1]

(In millions, except per share data)	Three Months Ended		Year Ended	
	December 31, 2024	December 31, 2023	2024	2023
Total gross sales	$ 3,469	$ 4,083	$ 15,262	$ 13,153
Net sales	$ 2,438	$ 2,549	$ 10,571	$ 9,238
Assets under management (AUM)	$ 53,817	$ 49,103	$ 53,817	$ 49,103
Average assets under management (AAUM) YTD	$ 51,574	$ 46,044	$ 51,574	$ 46,044
AUM before flow reinsurance	$ 65,274	$ 55,928	$ 65,274	$ 55,928
Adjusted return on assets	1.06 %	0.73 %	1.06 %	0.73 %
Net earnings (loss)	$ 323	$ (299)	$ 622	$ (58)
Net earnings (loss) per share	$ 2.50	$ (2.41)	$ 4.88	$ (0.47)
Adjusted net earnings	$ 143	$ 75	$ 546	$ 335
Adjusted net earnings per share	$ 1.12	$ 0.60	$ 4.30	$ 2.68
Book value per common share	$ 29.14	$ 24.63	$ 29.14	$ 24.63
Book value per common share, excluding AOCI	$ 44.28	$ 40.42	$ 44.28	$ 40.42

Fourth Quarter 2024 Results

Profitable gross sales were $3.5 billion for the fourth quarter, a decrease of 15% from the near record fourth quarter of 2023; this reflects our decision to allocate capital to the highest returning business, specifically indexed annuity sales and record pension risk transfer sales, resulting in a reduction in MYGA sales and funding agreements.

Retail channel sales were $2.5 billion for the fourth quarter, a decrease of 17% from the fourth quarter of 2023; this reflects our decision to allocate capital to indexed annuity sales given the ongoing favorable economic conditions and strong demand for retirement savings products, resulting in a reduction in MYGA sales.

Institutional market sales reflect $1.0 billion of record pension risk transfer volume for the fourth quarter, compared to $1.1 billion of pension risk transfer and funding agreements in fourth quarter of 2023. Institutional sales are opportunistic and volumes vary quarter to quarter.

Net sales were nearly $2.5 billion for the fourth quarter, in line with the fourth quarter of 2023.

Record AUM before flow reinsurance was $65.3 billion as of December 31, 2024, an increase of 17% over $55.9 billion as of December 31, 2023. This included record AUM of $53.8 billion as of December 31, 2024, an increase of 10% over $49.1 billion as of December 31, 2023. A rollforward of AUM can be found in the "Non-GAAP Measures and Other Information" section of this release.

Adjusted net earnings were $143 million, or $1.12 per share, in the fourth quarter, compared to $75 million, or $0.60 per share for the fourth quarter of 2023. Adjusted net earnings include significant income and expense items and alternative investment portfolio returns from short-term mark-to-market movement that differ from long-term return expectations.

- Adjusted net earnings of $143 million, or $1.12 per share, for the fourth quarter of 2024 include $138 million, or $1.05 per share, of investment income from alternative investments, $15 million, or $0.12 per share, of CLO redemptions and bond prepay income and $7 million, or $0.05 per share, of actuarial model refinements and other items. Alternative investments investment income based on management's long-term expected return of approximately 10% was $170 million, or $1.30 per share

[1]See definition of non-GAAP measures below

• Adjusted net earnings of $75 million, or $0.60 per share, for the fourth quarter of 2023 included $110 million, or $0.88 per share, of investment income from alternative investments and $19 million or $0.15 per share of significant expense items (comprised of $10 million one-time fixed asset impairment charge and $9 million actuarial industry assumption updates). Alternative investments investment income based on management’s long-term expected return of approximately 10% was $147 million, or $1.18 per share As compared to the prior year quarter, adjusted net earnings reflect asset growth, margin diversification from accretive flow reinsurance fees and owned distribution margin, disciplined expense management and higher interest expense due to planned capital market activity. Full Year 2024 Results Record gross sales were $15.3 billion for the full year, an increase of 16% over $13.2 billion for the full year 2023, driven by record retail channel and robust institutional market sales. Record profitable Retail channel sales were $12.0 billion for the full year, an increase of 20% over $10.0 billion for the full year 2023, driven by growth across our agent, bank and broker dealer channels. Robust Institutional market sales were $3.3 billion for the full year, comprised of a record $2.3 billion pension risk transfer and $1.0 billion funding agreements, compared to $3.2 billion for the full year 2023, comprised of $2.0 billion pension risk transfer and $1.2 billion funding agreements. Record net sales retained were $10.6 billion for the full year, compared to $9.2 billion for full year 2023. Record AUM before flow reinsurance was $65.3 billion as of December 31, 2024, an increase of 17% over $55.9 billion as of December 31, 2023. This included record AUM of $53.8 billion as of December 31, 2024, an increase of 10% over $49.1 billion as of December 31, 2023. A rollforward of AUM can be found in the “Non-GAAP Measures and Other Information” section of this release. Adjusted net earnings for the full year of $546 million, or $4.30 per share, compared to $335 million, or $2.68 per share for the full year 2023. Adjusted net earnings include significant income and expense items and alternative investment portfolio returns from short-term mark-to-market movement that differ from long-term return expectations. • Adjusted net earnings of $546 million, or $4.30 per share, for the full year 2024 include $514 million, or $3.92 per share, of investment income from alternative investments, $46 million, or $0.35 per share, of CLO redemptions and bond prepay income, and $14 million, or $0.11 per share, tax valuation allowance, partially offset by $26 million, or $0.20 per share, of net expense from actuarial assumption and model updates and other items. Alternative investments investment income based on management’s long-term expected return of approximately 10% was $659 million, or $5.03 per share • Adjusted net earnings of $335 million, or $2.68 per share, for the full year 2023 included $405 million, or $3.24 per share, of investment income from alternative investments and $51 million, or $0.41 per share, of net significant expense items (comprised of $37 million tax valuation allowance, $10 million of one-time fixed asset impairment charge and $9 million actuarial industry assumption updates, partially offset by $5 million bond prepay income). Alternative investments investment income based on management’s long- term expected return of approximately 10% was $558 million, or $4.46 per share As compared to the prior year, adjusted net earnings reflect asset growth, margin diversification from accretive flow reinsurance fees and owned distribution margin, disciplined expense management and higher interest expense due to planned capital market activity.

Capital and Liquidity Highlights Total F&G equity attributable to common shareholders, excluding AOCI, was $5.6 billion, or $44.28 per share, as of December 31, 2024. This reflects an increase of $3.86 per share, or 10%, during the full year, as compared to $40.42 per share as of December 31, 2023, including the net increase of $2.00 per share, or 5%, during the current quarter as shown below. Book value per common share excluding AOCI as of September 30, 2024 $ 42.28 Adjusted net earnings and other 0.89 Book value per common share excluding AOCI, before capital actions & mark-to-market $ 43.17 Capital actions (0.54) Book value per common share excluding AOCI, before mark-to-market $ 42.63 Mark-to-market movement 1.65 Book value per common share excluding AOCI as of December 31, 2024 $ 44.28 F&G has successfully completed the following capital markets activity in the fourth quarter of 2024 and early first quarter of 2025, as expected. • In October of 2024, F&G issued $500 million of senior notes with net proceeds used to fully paydown its $365 million revolver balance and the remainder to be used for general corporate purposes • In January of 2025, F&G issued $375 million of junior subordinated notes with net proceeds to be used for general corporate purposes, including the repayment of debt • In early February of 2025, F&G fully redeemed its $300 million of outstanding senior notes due in May of 2025 at a redemption price of par plus accrued and unpaid interest up to the redemption date Debt to capitalization ratio, excluding AOCI, is approximately 27.5% on a pro forma basis, reflecting current debt outstanding of $2.3 billion. We remain committed to our long-term target of approximately 25% and expect that our balance sheet will naturally delever as a result of near-term growth in total equity, excluding AOCI. F&G has returned capital to shareholders from common and preferred dividends of $32 million and $125 million for the fourth quarter and full year 2024, respectively, as compared to $26 million and $101 million for the fourth quarter and full year 2023, respectively. The Company continues to have a strong and stable capital position with an estimated statutory company action level risk-based capital (RBC) ratio for our primary operating subsidiary of over 410% as of December 31, 2024, above our 400% target. F&G maintains strong capitalization and financial flexibility across all of our statutory balance sheets, including our offshore entities, which are conservatively managed to the most stringent capital requirements of our regulators and four rating agencies. Earnings Conference Call Members of F&G’s senior management team will host a conference call with the investment community to discuss F&G’s fourth quarter and full year 2024 results on Friday, February 21, 2025, beginning at 9:00 a.m. Eastern Time. The conference call will be broadcast live over F&G’s Investor Relations website at investors.fglife.com. A replay will also be available at the same location. About F&G F&G is committed to helping Americans turn their aspirations into reality. F&G is a leading provider of insurance solutions serving retail annuity and life customers and institutional clients and is headquartered in Des Moines, Iowa. For more information, please visit fglife.com. Use of Non-GAAP Financial Information Generally Accepted Accounting Principles (GAAP) is the term used to refer to the standard framework of guidelines for financial accounting. GAAP includes the standards, conventions, and rules accountants follow in recording and summarizing transactions and in the preparation of financial statements. In addition to reporting financial results in accordance with GAAP, this presentation includes non-GAAP financial measures, which the Company believes are useful to help investors better understand its financial performance, competitive position and prospects for the future. Management believes these non-GAAP financial measures may be useful in certain instances to provide additional meaningful comparisons between current results and results in prior operating periods. Our non-GAAP measures may not be comparable to similarly titled measures of other organizations because other organizations may not calculate such non-GAAP measures in the same manner as we do. The presentation of this financial information is not intended to be considered in isolation of or as a substitute for, or superior to, the financial information prepared and presented in accordance with GAAP. By disclosing these non-GAAP financial measures, the Company believes it offers investors a greater understanding of, and an enhanced level of transparency into, the means by which the Company’s management operates the Company. Any non-GAAP measures should be considered in context with the GAAP financial presentation and should not be considered in isolation or as a substitute for GAAP net earnings, net earnings attributable to common shareholders, or any other measures derived in accordance with GAAP as measures of operating performance or liquidity. Reconciliations of these non-GAAP financial measures to the most directly comparable GAAP measures are provided within. Forward-Looking Statements and Risk Factors This press release contains forward-looking statements that are subject to known and unknown risks and uncertainties, many of which are beyond our control. Some of the forward-looking statements can be identified by the use of terms such as “believes”, “expects”, “may”, “will”, “could”, “seeks”, “intends”, “plans”, “estimates”, “anticipates” or other comparable terms. Statements that are not historical facts, including statements regarding our expectations, hopes, intentions or strategies regarding the future are forward-looking statements. Forward-looking statements are based on management's beliefs, as well as assumptions made by, and information currently available to, management. Because such statements are based on expectations as to future financial and operating results and are not statements of fact, actual results may differ materially from those projected. We undertake no obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise. The risks and uncertainties which forward-looking statements are subject to include, but are not limited to: general economic conditions and other factors, including prevailing interest and unemployment rate levels and stock and credit market performance; natural disasters, public health crises, international tensions and conflicts, geopolitical events, terrorist acts, labor strikes, political crisis, accidents and other events; concentration in certain states for distribution of our products; the impact of interest rate fluctuations; equity market volatility or disruption; the impact of credit risk of our counterparties; changes in our assumptions and estimates regarding amortization of our deferred acquisition costs, deferred sales inducements and value of business acquired balances; regulatory changes or actions, including those relating to regulation of financial services affecting (among other things) underwriting of insurance products and regulation of the sale, underwriting and pricing of products and minimum capitalization and statutory reserve requirements for insurance companies, or the ability of our insurance subsidiaries to make cash distributions to us; and other factors discussed in “Risk Factors” and other sections of F&G's Form 10-K and other filings with the Securities and Exchange Commission (SEC). SOURCE: F&G Annuities & Life, Inc. CONTACT: Lisa Foxworthy-Parker SVP of Investor & External Relations Investor.relations@fglife.com 515.330.3307

F&G ANNUITIES & LIFE, INC. CONSOLIDATED BALANCE SHEETS (In millions, except per share data) (Unaudited) Assets December 31, 2024 December 31, 2023 Investments Fixed maturity securities available for sale, at fair value, (amortized cost of $49,729), net of allowance for credit losses of $62 at December 31, 2024 $ 46,317 $ 40,419 Preferred securities, at fair value 270 469 Equity securities, at fair value 145 137 Derivative investments 792 797 Mortgage loans, net of allowance for credit losses of $70 at December 31, 2024 5,926 5,336 Investments in unconsolidated affiliates (certain investments at fair value of $272 at December 31, 2024) 3,565 3,071 Other long-term investments 580 537 Short-term investments 2,410 1,452 Total investments $ 60,109 $ 52,289 Cash and cash equivalents 2,264 1,563 Reinsurance recoverable, net of allowance for credit losses of $20 at December 31, 2024 13,369 8,960 Goodwill 2,179 1,749 Prepaid expenses and other assets (certain assets held at fair value of $11 million at December 31, 2024) 1,059 931 Other intangible assets, net 5,572 4,207 Market risk benefits asset 189 88 Income taxes receivable — 27 Deferred tax asset, net 299 388 Total assets $ 85,040 $ 70,202 Liabilities and Equity Contractholder funds $ 56,404 $ 48,798 Future policy benefits 8,749 7,050 Market risk benefits liability 549 403 Accounts payable and accrued liabilities 2,219 2,011 Notes payable 2,171 1,754 Funds withheld for reinsurance liabilities 10,867 7,083 Total liabilities $ 80,964 $ 67,099 Equity Preferred stock $0.001 par value; authorized 25,000,000 shares as of December 31, 2024; outstanding and issued shares of 5,000,000 as of December 31, 2024 — — Common stock $0.001 par value; authorized 500,000,000 shares as of December 31, 2024; outstanding and issued shares of 126,792,844 and 127,952,143 as of December 31, 2024, respectively — — Additional paid-in-capital 3,464 3,185 Retained earnings 2,440 1,926 Accumulated other comprehensive income (loss) ("AOCI") (1,923) (1,990) Treasury stock, at cost (1,159,299 shares as of December 31, 2024) (30) (18) Total F&G Annuities & Life, Inc. shareholders' equity $ 3,951 $ 3,103 Non-controlling interests 125 — Total equity $ 4,076 $ 3,103 Total liabilities and equity $ 85,040 $ 70,202

F&G ANNUITIES & LIFE, INC. CONSOLIDATED STATEMENTS OF OPERATIONS FOURTH QUARTER INFORMATION (In millions, except per share data) (Unaudited) Three months ended Year ended December 31, 2024 December 31, 2023 December 31, 2024 December 31, 2023 Revenues Life insurance premiums and other fees $ 1,149 $ 890 $ 2,860 $ 2,413 Interest and investment income 707 589 2,719 2,211 Owned distribution revenues 20 — 81 — Recognized gains and (losses), net (317) 133 84 (124) Total revenues 1,559 1,612 5,744 4,500 Benefits and expenses Benefits and other changes in policy reserves 927 1,632 3,791 3,553 Market risk benefit (gains) losses (105) 115 (25) 95 Depreciation and amortization 152 110 569 412 Personnel costs 81 65 296 232 Other operating expenses 54 39 203 146 Interest expense 38 26 132 97 Total benefits and expenses 1,147 1,987 4,966 4,535 Earnings (loss) before income taxes 412 (375) 778 (35) Income tax expense (benefit) 85 (76) 136 23 Net earnings (loss) 327 (299) 642 (58) Less: Non-controlling interests — — 3 — Net earnings (loss) attributable to F&G 327 (299) 639 (58) Less: Preferred stock dividend 4 — 17 — Net earnings (loss) attributable to F&G common shareholders $ 323 $ (299) $ 622 $ (58) Net earnings (loss) attributable to F&G common shareholders per common share Basic $ 2.58 $ (2.41) $ 4.98 $ (0.47) Diluted $ 2.50 $ (2.41) $ 4.88 $ (0.47) Weighted average common shares used in computing net earnings (loss) per common share Basic 125 124 125 124 Diluted 131 124 131 124

Non-GAAP Measures and Other Information

RECONCILIATION OF NET EARNINGS (LOSS) AND ADJUSTED NET EARNINGS (LOSS)

	Three months ended		Year ended	
	December 31, 2024	December 31, 2023	December 31, 2024	December 31, 2023
Reconciliation of net earnings (loss) to adjusted net earnings attributable to common shareholders [1]				
Net earnings (loss) attributable to common shareholders	$ 323	$ (299)	$ 622	$ (58)
Non-GAAP adjustments				
Recognized (gains) and losses, net				
Net realized and unrealized (gains) losses on fixed maturity available-for-sale securities, equity securities and other invested assets	24	9	(76)	98
Change in allowance for expected credit losses	—	15	32	48
Change in fair value of reinsurance related embedded derivatives	(153)	162	33	128
Change in fair value of other derivatives and embedded derivatives	96	(72)	38	(60)
Recognized (gains) losses, net	(33)	114	27	214
Market related liability adjustments	(233)	353	(214)	258
Purchase price amortization	21	6	84	22
Transaction costs, other and non-recurring items	19	—	16	3
Non-controlling interest	(2)	—	(10)	—
Income taxes adjustment	48	(99)	21	(104)
Adjusted net earnings attributable to common shareholders [1]	$ 143	$ 75	$ 546	$ 335

[1]See definition of non-GAAP measures below

- Adjusted net earnings of $143 million, or $1.12 per share, for the fourth quarter of 2024 include $138 million, or $1.05 per share, of investment income from alternative investments, $15 million, or $0.12 per share, of CLO redemptions and bond prepay income and $7 million, or $0.05 per share, of actuarial model refinements and other items. Alternative investments investment income based on management's long-term expected return of approximately 10% was $170 million, or $1.30 per share.

- Adjusted net earnings of $75 million, or $0.60 per share, for the fourth quarter of 2023 include $110 million, or $0.88 per share, of investment income from alternative investments and $19 million or $0.15 per share of significant expense items (comprised of $10 million one-time fixed asset impairment charge and $9 million actuarial industry assumption updates). Alternative investments investment income based on management's long-term expected return of approximately 10% was $147 million, or $1.18 per share.

- Adjusted net earnings of $546 million, or $4.30 per share, for the full year 2024 includes $514 million, or $3.92 per share, of investment income from alternative investments, $46 million, or $0.35 per share, of CLO redemptions and bond prepay income, and $14 million, or $0.11 per share, tax valuation allowance, partially offset by $26 million, or $0.20 per share, of net expense from actuarial assumption and model updates and other items. Alternative investments investment income based on management's long-term expected return of approximately 10% was $659 million, or $5.03 per share.

- Adjusted net earnings of $335 million, or $2.68 per share, for the full year 2023 included $405 million, or $3.24 per share, of investment income from alternative investments and $51 million, or $0.41 per share, of net significant expense items (comprised of $37 million tax valuation allowance, $10 million of one-time fixed asset impairment charge and $9 million actuarial industry assumption updates, partially offset by $5 million bond prepay income). Alternative investments investment income based on management's long-term expected return of approximately 10% was $558 million, or $4.46 per share.

RECONCILIATION OF TOTAL EQUITY, TOTAL EQUITY EXCLUDING ACCUMULATED OTHER COMPREHENSIVE INCOME (AOCI), BOOK VALUE PER SHARE AND BOOK VALUE PER SHARE EXCLUDING AOCI

	Three months ended			
(In millions)	December 31, 2024	September 30, 2024	June 30, 2024	March 31, 2024
Total F&G Annuities & Life, Inc. shareholders' equity	3,951	4,346	3,654	3,546
Less: Preferred stock	250	250	250	250
Total F&G equity attributable to common shareholders	3,701	4,096	3,404	3,296
Less: AOCI	(1,923)	(1,231)	(1,953)	(1,883)
Total F&G equity attributable to common shareholders, excluding AOCI	$ 5,624	$ 5,327	$ 5,357	$ 5,179
Common shares outstanding	127	126	126	126
Book value per common share	$ 29.14	$ 32.51	$ 27.02	$ 26.16
Book value per common share, excluding AOCI	$ 44.28	$ 42.28	$ 42.52	$ 41.10

ASSETS UNDER MANAGEMENT (AUM) ROLLFORWARD, AVERAGE ASSETS UNDER MANAGEMENT (AAUM) AND AUM BEFORE FLOW REINSURANCE

	Three months ended			
(In millions)	December 31, 2024	September 30, 2024	June 30, 2024	March 31, 2024
AUM at beginning of period	$ 52,464	$ 52,208	$ 49,787	$ 49,103
Net new business asset flows	2,270	1,726	3,057	2,116
Net flow reinsurance to third parties	(1,046)	(1,248)	(930)	(1,407)
Net capital transaction proceeds (disbursements)	129	(222)	294	(25)
AUM at end of period[1]	$ 53,817	$ 52,464	$ 52,208	$ 49,787
AAUM YTD[1]	$ 51,574	$ 50,970	$ 50,181	$ 49,400
AUM before flow reinsurance	$ 65,274	$ 62,875	$ 61,370	$ 58,020

SALES HIGHLIGHTS

	Three months ended		Year ended	
(In millions)	December 31, 2024	December 31, 2023	December 31, 2024	December 31, 2023
Total annuity sales	2,445	2,895	11,834	9,765
Indexed universal life ("IUL")	41	39	166	156
Funding agreements ("FABN/FHLB")	—	385	1,020	1,256
Pension risk transfer ("PRT")	983	764	2,242	1,976
Gross sales(1)	3,469	4,083	15,262	13,153
Sales attributable to flow reinsurance to third parties	(1,031)	(1,534)	(4,691)	(3,915)
Net sales(1)	$ 2,438	$ 2,549	$ 10,571	$ 9,238

[1]See definition of non-GAAP measures below

DEFINITIONS The following represents the definitions of non-GAAP measures used by F&G: Adjusted Net Earnings attributable to common shareholders Adjusted net earnings attributable to common shareholders is a non-GAAP economic measure we use to evaluate financial performance each period. Adjusted net earnings attributable to common shareholders is calculated by adjusting net earnings (loss) attributable to common shareholders to eliminate: (i) Recognized (gains) and losses, net: the impact of net investment gains/losses, including changes in allowance for expected credit losses and other than temporary impairment (“OTTI”) losses, recognized in operations; and the effects of changes in fair value of the reinsurance related embedded derivative and other derivatives, including interest rate swaps and forwards; (ii) Market related liability adjustments: the impacts related to changes in the fair value, including both realized and unrealized gains and losses, of index product related derivatives and embedded derivatives, net of hedging cost; the impact of initial pension risk transfer deferred profit liability losses, including amortization from previously deferred pension risk transfer deferred profit liability losses; and the changes in the fair value of market risk benefits by deferring current period changes and amortizing that amount over the life of the market risk benefit; (iii) Purchase price amortization: the impacts related to the amortization of certain intangibles (internally developed software, trademarks and value of distribution asset and the change in fair value of liabilities recognized as a result of acquisition activities); (iv) Transaction costs: the impacts related to acquisition, integration and merger related items; (v) Other and “non-recurring,” “infrequent” or “unusual items”: Other adjustments include removing any charges associated with U.S. guaranty fund assessments as these charges neither relate to the ordinary course of the Company’s business nor reflect the Company’s underlying business performance, but result from external situations not controlled by the Company. Further, Management excludes certain items determined to be “non-recurring,” “infrequent” or “unusual” from adjusted net earnings when incurred if it is determined these expenses are not a reflection of the core business and when the nature of the item is such that it is not reasonably likely to recur within two years and/or there was not a similar item in the preceding two years; (vi) Non-controlling interest on non-GAAP adjustments: the portion of the non-GAAP adjustments attributable to the equity interest of entities that F&G does not wholly own; and (vii) Income taxes: the income tax impact related to the above-mentioned adjustments is measured using an effective tax rate, as appropriate by tax jurisdiction. While these adjustments are an integral part of the overall performance of F&G, market conditions and/or the non-operating nature of these items can overshadow the underlying performance of the core business. Accordingly, management considers this to be a useful measure internally and to investors and analysts in analyzing the trends of our operations. Adjusted net earnings should not be used as a substitute for net earnings (loss). However, we believe the adjustments made to net earnings (loss) in order to derive adjusted net earnings provide an understanding of our overall results of operations. Adjusted Weighted Average Diluted Shares Outstanding Adjusted weighted average diluted shares outstanding is the same as weighted average diluted shares outstanding except for periods in which our preferred stocks are calculated to be dilutive to either net earnings attributable to common shareholders or adjusted net earnings attributable to common shareholders, but not both, or there is a net earnings loss attributable to common shareholders on a GAAP basis, but positive adjusted net earnings attributable to common shareholders using the non-GAAP measure. The above exceptions are made to include relevant diluted shares when dilution occurs and exclude relevant diluted shares when dilution does not occur for adjusted net earnings attributable to common shareholders. Management considers this non-GAAP financial measure to be useful internally and for investors and analysts to assess the level of return driven by the Company that is available to common shareholders. Adjusted Net Earnings attributable to common shareholders per Diluted Share Adjusted net earnings attributable to common shareholders per diluted share is calculated as adjusted net earnings plus preferred stock dividend (if the preferred stock has created dilution). This sum is then divided by the adjusted weighted-average diluted shares outstanding. Management considers this non-GAAP financial measure to be useful internally and for investors and analysts to assess the level of return driven by the Company that is available to common shareholders. Adjusted Return on Assets attributable to Common Shareholders Adjusted return on assets attributable to common shareholders is calculated by dividing year-to-date annualized adjusted net earnings attributable to common shareholders by year-to-date AAUM. Return on assets is comprised of net investment income, less cost of funds, flow reinsurance fee income, owned distribution margin and less expenses (including operating expenses, interest expense and income taxes) consistent with our adjusted net earnings definition and related adjustments. Cost of funds includes liability costs related to cost of crediting as well as other liability costs. Management considers this non-GAAP financial measure to be useful internally and to investors and analysts when assessing financial performance and profitability earned on AAUM.

Adjusted Return on Average Common Shareholder Equity, excluding AOCI Adjusted return on average common shareholder equity is calculated by dividing the rolling four quarters adjusted net earnings attributable to common shareholders, by total average F&G equity attributable to common shareholders, excluding AOCI. Average equity attributable to common shareholders, excluding AOCI for the twelve month rolling period is the average of 5 points throughout the period. Since AOCI fluctuates from quarter to quarter due to unrealized changes in the fair value of available for sale investments, changes in instrument-specific credit risk for market risk benefits and discount rate assumption changes for the future policy benefits, management considers this non-GAAP financial measure to be a useful internally and for investors and analysts to assess the level return driven by the Company's adjusted earnings. Assets Under Management (AUM) AUM is comprised of the following components and is reported net of reinsurance assets ceded in accordance with GAAP: (i) total invested assets at amortized cost, excluding investments in unconsolidated affiliates, owned distribution and derivatives; (ii) investments in unconsolidated affiliates at carrying value; (iii) related party loans and investments; (iv) accrued investment income; (v) the net payable/receivable for the purchase/sale of investments; and (vi) cash and cash equivalents excluding derivative collateral at the end of the period. Management considers this non-GAAP financial measure to be useful internally and to investors and analysts when assessing the size of our investment portfolio that is retained. AUM before Flow Reinsurance AUM before Flow Reinsurance is comprised of components consistent with AUM, but also includes flow reinsured assets. Management considers this non-GAAP financial measure to be useful internally and to investors and analysts when assessing the size of our investment portfolio including reinsured assets. Average Assets Under Management (AAUM) (Quarterly and YTD) AAUM is calculated as AUM at the beginning of the period and the end of each month in the period, divided by the total number of months in the period plus one. Management considers this non-GAAP financial measure to be useful internally and to investors and analysts when assessing the rate of return on retained assets. Book Value per Common Share, excluding AOCI Book value per Common share, excluding AOCI is calculated as total F&G equity attributable to common shareholders divided by the total number of shares of common stock outstanding. Management considers this to be a useful measure internally and for investors and analysts to assess the capital position of the Company. Debt-to-Capitalization Ratio, excluding AOCI Debt-to-capitalization ratio is computed by dividing total aggregate principal amount of debt by total capitalization (total debt plus total equity, excluding AOCI). Management considers this non-GAAP financial measure to be useful internally and to investors and analysts when assessing its capital position. Return on Average F&G common shareholder Equity, excluding AOCI Return on average F&G common shareholder equity, excluding AOCI is calculated by dividing the rolling four quarters net earnings (loss) attributable to common shareholders, by total average F&G equity attributable to common shareholders, excluding AOCI. Average F&G equity attributable to common shareholders, excluding AOCI for the twelve month rolling period is the average of 5 points throughout the period. Since AOCI fluctuates from quarter to quarter due to unrealized changes in the fair value of available for sale investments, changes in instrument-specific credit risk for market risk benefits and discount rate assumption changes for the future policy benefits, management considers this non-GAAP financial measure to be useful internally and for investors and analysts to assess the level of return driven by the Company that is available to common shareholders.

Sales Annuity, IUL, funding agreement and non-life contingent PRT sales are not derived from any specific GAAP income statement accounts or line items and should not be viewed as a substitute for any financial measure determined in accordance with GAAP. Sales from these products are recorded as deposit liabilities (i.e., contractholder funds) within the Company's consolidated financial statements in accordance with GAAP. Life contingent PRT sales are recorded as premiums in revenues within the consolidated financial statements. Management believes that presentation of sales, as measured for management purposes, enhances the understanding of our business and helps depict longer term trends that may not be apparent in the results of operations due to the timing of sales and revenue recognition. Total Capitalization, excluding AOCI Total capitalization, excluding AOCI is based on total equity excluding the effect of AOCI and the total aggregate principal amount of debt. Since AOCI fluctuates from quarter to quarter due to unrealized changes in the fair value of available for sale investments, changes in instrument-specific credit risk for market risk benefits and discount rate assumption changes for the future policy benefits, management considers this non-GAAP financial measure to provide useful supplemental information internally and to investors and analysts to help assess the capital position of the Company. Total Equity, excluding AOCI Total equity, excluding AOCI is based on total equity excluding the effect of AOCI. Since AOCI fluctuates from quarter to quarter due to unrealized changes in the fair value of available for sale investments, changes in instrument-specific credit risk for market risk benefits and discount rate assumption changes for the future policy benefits, management considers this non- GAAP financial measure to provide useful supplemental information internally and to investors and analysts assessing the level of earned equity on total equity. Total F&G Equity attributable to common shareholders, excluding AOCI Total F&G equity attributable to common shareholder, excluding AOCI is based on total F&G Annuities & Life, Inc. shareholders' equity excluding the effect of AOCI and preferred stocks, including additional paid-in-capital. Since AOCI fluctuates from quarter to quarter due to unrealized changes in the fair value of available for sale investments, changes in instrument-specific credit risk for market risk benefits and discount rate assumption changes for the future policy benefits, management considers this non-GAAP financial measure to be useful internally and for investors and analysts to assess the level of return driven by the Company that is available to common shareholders.